                                                      REGISTRATION NO. 33-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                         PRE-EFFECTIVE AMENDMENT NO. 1

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                   AETNA INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               CONNECTICUT                                 6719                                  02-0488491
     (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER IDENTIFICATION NO.)
      INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)

                   151 FARMINGTON AVENUE, HARTFORD, CT 06156
                                 (860) 273-0123
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                RICHARD L. HUBER
                                 VICE PRESIDENT
                                   AETNA INC.
                   151 FARMINGTON AVENUE, HARTFORD, CT 06156
                                 (860) 273-0123
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                               AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

     DAVID F. SIMON, ESQ.        STEPHEN M. BANKER, ESQ.    ZOE     DAVID L. CAPLAN, ESQ.
    U.S. HEALTHCARE, INC.         SKADDEN, ARPS, SLATE,     BAIRD,     DAVIS POLK & WARDWELL
        980 JOLLY ROAD                MEAGHER & FLOM        ESQ.      450 LEXINGTON AVENUE
        P.O. BOX 1180                919 THIRD AVENUE       AETNA       NEW YORK, NY 10017
     BLUE BELL, PA 19422            NEW YORK, NY 10022      LIFE         (212) 450-4000
        (215) 628-4800                (212) 735-3000        AND
                                                            CASUALTY
                                                            COMPANY
                                                            151
                                                            FARMINGTON
                                                            AVENUE
                                                            HARTFORD,
                                                            CT 06156
                                                            (860)
                                                            273-0123

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the mergers (including the receipt of certain regulatory approvals) contemplated by the Agreement and Plan of Merger, dated as of March 30, 1996, as amended, described in the enclosed Joint Proxy
Statement/Prospectus, have been satisfied or waived.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                              AMOUNT TO BE     OFFERING PRICE PER   AGGREGATE OFFERING     AMOUNT OF
SECURITIES TO BE REGISTERED                         REGISTERED(1)           SHARE               PRICE        REGISTRATION FEE
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Common Stock, par value $.01 per share........... 153,579,780 shares          (3)                (3)                (4)
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Preferred Stock Purchase Rights.................. 153,579,780 rights          (3)                (3)                (4)
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6.25% Class C Voting Preferred Stock, par value
  $.01 per share.................................  11,839,108 shares          (3)                (3)                (4)
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Common Stock, par value $.01 per share issuable
  upon conversion of the 6.25% Class C Voting
  Preferred Stock, par value $.01 per share......         (2)                (3)                 (3)                (4)
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

(1) Based upon the assumed number of shares that may be issued in the mergers described herein. Such assumed number is based upon the number of shares of
    (i) Common Stock, par value $.01 per share, of the Registrant ("Parent Common Stock") expected to be issued on the closing date of the mergers based on the exchange ratio of 0.2246 shares of Parent Common Stock for each share of common stock, par value $0.005 per share, of U.S. Healthcare, Inc. ("U.S. Healthcare Common Stock") and for each share of Class B Stock, par value $0.005 per share, of U.S. Healthcare, Inc. ("U.S. Healthcare Class B Stock" and, together with the U.S. Healthcare Common Stock, the "U.S. Healthcare Stock") and an exchange ratio of one share of Parent Common Stock for each share of Common Stock, without par value, of Aetna Life and Casualty Company ("Aetna Common Stock") and (ii) 6.25% Class C Voting Preferred Stock, par value $.01 per share, of the Registrant ("Parent Mandatorily Convertible Preferred Stock") expected to be issued on the closing date of the mergers based on the exchange ratio of 0.0749 shares of Parent Preferred Stock for each share of U.S. Healthcare Stock.
(2) There are being registered hereunder such presently indeterminate number of shares of Parent Common Stock into which shares of Parent Mandatorily Convertible Preferred Stock may be converted and for which no separate consideration will be received.
(3) Estimated solely for the purpose of computing the registration fee. Computed in accordance with Rule 457(f)(1), (2) and (3) under the Securities Act of 1933, as amended, on the basis of 1/29th of 1% of the sum of (a) the product of (i) $53.88 (the average of the high and low prices of U.S. Healthcare Common Stock on June 7, 1996 on the NASDAQ Stock Market) times (ii) 143,636,098 (the aggregate number of shares of U.S. Healthcare Common Stock outstanding and reserved for issuance upon the exercise of outstanding options to purchase U.S. Healthcare Common Stock), (b) the product of (i) $.005 (the book value of U.S. Healthcare Class B Stock computed as of June 3, 1996) times (ii) 14,429,426 (the aggregate number of shares of U.S. Healthcare Class B Stock outstanding and (c) the product of (i) $72.19 (the average of the high and low prices of Aetna Common Stock on June 7, 1996 on the New York Stock Exchange) times (ii) 118,078,263 (the aggregate number of shares of Aetna Common Stock outstanding and reserved for issuance upon the exercise of options to purchase Aetna Common Stock and the vesting of Aetna Common Stock grants) minus the sum of (a) the product of (i) $34.20 times
    (ii) 143,636,098 (the aggregate number of shares of U.S. Healthcare Common Stock outstanding and reserved for issuance upon the exercise of options to purchase U.S. Healthcare Common Stock) and (b) the product of (i) $34.20 times (ii) 14,429,426 (the aggregate number of shares of U.S. Healthcare Class B Stock outstanding).
(4) $3,743,935.86 (in accordance with Rule 457 under the Securities Act of 1933, as amended, the fee of $3,241,929.67 paid by Aetna Life and Casualty Company and U.S. Healthcare, Inc. pursuant to Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, upon the filing of their preliminary proxy material relating to the mergers has been credited against the registration fee payable in connection with this filing).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

                                  APPENDIX E


                          [LETTERHEAD OF J.P. MORGAN]



                                                                   June 12, 1996



The Board of Directors


Aetna Life and Casualty Company


151 Farmington Avenue


Hartford, Connecticut 06156-7505



Attention: Mr. Ronald E. Compton


          Chairman and President



Ladies and Gentlemen



You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Aetna Life and Casualty Company (the "Company") of the consideration to be paid to the shareholders of U.S. Healthcare, Inc. ("U.S. Healthcare") in connection with the merger of New Merger Corporation, a subsidiary of Parent (as defined below)("U.S. Healthcare Sub"), into U.S. Healthcare (the "Transaction"). The merger will take place pursuant to an Agreement and Plan of Merger dated as of March 30, 1996 as amended by Amendment No. 1 thereto dated May 30, 1996 (the "Agreement") among the Company. U.S. Healthcare, Butterfly, Inc., a newly-formed holding company ("Parent"), Antelope Sub, Inc., a subsidiary of parent that will merge into the Company, and U.S. Healthcare Sub. The Agreement provides that each share of Common Stock, par value $0.005 per share, of U.S. Healthcare, and each share of Class B Stock, par value $0.005 per share, of U.S. Healthcare will be converted into the right to receive (1) 0.2246 shares of Common Stock, par value $0.01 per share, of Parent, together with 0.2246 Parent Rights (as defined in the Agreement), (ii) 0.0749 shares of 6.25% Class C Voting Preferred Stock, par value $0.01 per share, of Parent and (iii) $34.20 in cash, subject to adjustment as provided in Section
8.3 (b) of the Agreement.



     Please be advised that while certain provisions of the Transaction are summarized above, the terms of the Transaction are more fully described in the Agreement. As a result, the description of the Transaction and certain other information contained herein is qualified in its entirety by reference to the more detailed information appearing or incorporated by reference in the Agreement.



     In arriving at our opinion, we have reviewed: (i) the Agreement; (ii) the joint proxy statement-prospectus of the Company and the U.S. Healthcare (the "Proxy Statement"), (iii) certain publicly available information concerning the businesses of the Company and U.S. Healthcare and of certain other companies engaged in comparable businesses, and the reported market prices for certain other companies' securities deemed comparable to U.S. Healthcare and the consideration paid for such companies; (v) current and historical market prices of the common We are expressing no opinion herein as to the price at which Parent's stock will trade if and when issued or at any future time. As a result, other factors after the date hereof may affect the value of the businesses of Parent after consummation of the Transaction, including but not limited to (i) the total or partial disposition of the common stock of Parent by shareholders of Parent within a short period of time after the effective date of the Transaction, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Parent, or of U.S. Healthcare, (v) any actions or restrictions imposed by federal, state or other governmental agencies or regulatory authorities, and (vi) delays in the execution of all agreements necessary to complete the Transaction on terms and conditions that are acceptable to all parties in interest.



     We have acted as financial-advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services. Affiliates of J.P. Morgan also engage in securities trading and derivatives business with the Company in the ordinary course of business. Morgan Guaranty Trust Company of New York also has acted and continues to act as a lender to the Company. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of the Company or U.S. Healthcare for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.



     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the shareholders of U.S. Healthcare in the proposed Transaction is fair, from a financial point of view, to the shareholders of the Company.



     This letter is provided for the benefit of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. This opinion may not be disclosed, referred to, or communicated by you (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.


                                          Very truly yours,



                                          J.P. MORGAN SECURITIES INC.



                                          By /s/     EDWARD J. KELLY III


                                            ------------------------------------

                                                    Edward J. Kelly III


                                                     Managing Director

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED PERSONS, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HARTFORD, STATE OF CONNECTICUT, ON JUNE 12, 1996.

                                          AETNA INC.

                                          By /s/  RONALD E. COMPTON

                                            ------------------------------------
                                            Name: Ronald E. Compton
                                            Title: President

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JUNE 12, 1996.

                  SIGNATURE                                    TITLE
- ---------------------------------------------    ---------------------------------
           /s/  Ronald E. Compton                     President and Director
- ---------------------------------------------      (Principal executive officer)
              Ronald E. Compton
            /s/  Richard L. Huber                   Vice President and Director
- ---------------------------------------------        (Principal financial and
              Richard L. Huber                          accounting officer)
        /s/  James H. Dickerson, Jr.                         Director
- ---------------------------------------------
           James H. Dickerson, Jr.
             /s/  David F. Simon                             Director
- ---------------------------------------------
               David F. Simon

                              INDEX TO EXHIBITS


The following is included as an exhibit to this Pre-Effective Amendment :

23.5    Consent of J.P. Morgan Securities, Inc.